EXHIBIT 99.1

CHARTERMAC REPORTS FIRST QUARTER FINANCIAL RESULTS

— 16.7% Increase in Cash Available for Distribution per Share —

New York, NY – May 10, 2005 – CharterMac (the “Company”) (AMEX: CHC) today announced financial results for the first quarter ended March 31, 2005.

“CharterMac has entered this year experiencing steady financial results and, as a result, is pleased to report a 16.7% increase in Cash Available for Distribution (“CAD”) per share,” commented Stuart J. Boesky, Chief Executive Officer of CharterMac. “As is generally common due to the seasonality of the real estate industry, our measured investment volume in the first quarter has established a solid foundation for increasing activity as the year progresses.”

“In addition, CharterMac’s fully integrated real estate platform experienced a significant milestone during the first quarter of the year, with the Company completing the previously announced acquisition of Capri Capital Finance,” noted Marc D. Schnitzer, President of CharterMac. “With an expanded mortgage banking platform, CharterMac has distinguished itself further with an unparalleled capital solutions package for our developer clients.”

Financial Highlights

CharterMac reported total revenues of approximately $58.5 million for the three months ended March 31, 2005. Adjusted to exclude the impact of consolidated Variable Interest Entities (“VIEs”), as discussed below, total revenues were approximately $61.3 million, which represents an increase of approximately 32.4% as compared to revenues of approximately $46.3 million for the three months ended March 31, 2004.

For the three months ended March 31, 2005, CharterMac earned net income of approximately $14.8 million, representing an increase of 130.4% as compared to approximately $6.4 million for the three months ended March 31, 2004. On a diluted per share basis, net income was $0.25 for the three months ended March 31, 2005, representing an increase of 108.3% as compared to $0.12 for the three months ended March 31, 2004. While a large portion of the increase in net income was due to a significant increase in the income tax benefit recognized, income before taxes increased 59.3% as compared to the 2004 period.

For the three months ended March 31, 2005, CharterMac’s CAD, a performance measure, was approximately $16.1 million, representing an increase of 29.2% as compared to approximately $12.5 million for the three months ended March 31, 2004. On a diluted per share basis, CAD was $0.28 for the three months ended March 31, 2005, representing an increase of 16.7% as compared to CAD of $0.24 for the three months ended March 31, 2004.

CharterMac’s present quarterly dividend on an annualized basis is $1.64 per share, which represents a 7.4% yield based upon the $22.28 per share closing price on May 9, 2005. Assuming the Company’s income during the year is approximately 85% to 90% exempt from federal income tax and a shareholder is in a 35% tax bracket, the taxable equivalent yield would be approximately 10.7% to 10.9%.

As previously reported, CharterMac adopted FASB Interpretation 46(R), effective March 31, 2004. As such, earnings results for the first quarter of 2005 include the results of VIEs consolidated pursuant to the accounting change. As CharterMac has no equity interest in these VIEs, the net losses generated by the VIEs were allocated to their investors. The consolidation, therefore, has no impact on net income, although certain CharterMac revenues are eliminated in consolidation and revenues and expenses of the VIEs are reflected in the income statement. The reported revenue and expense totals may not be comparable to those of 2004 since the VIEs are only included in the income statement beginning April 1, 2004.

Portfolio Investing

During the three months ended March 31, 2005, CharterMac acquired revenue bonds totaling approximately $102.0 million in par value. In addition to the revenue bonds, CharterMac entered into an $8.0 million forward funding commitment, for financings totaling approximately $110.0 million in bond par value. These financings were secured by affordable multifamily housing properties aggregating 2,058 units.

As of March 31, 2005, CharterMac had ownership interests in taxable and tax-exempt first mortgage revenue bonds and tax-exempt subordinate revenue bonds with a fair value of approximately $2.2 billion, secured by mortgages on over 48,200 multifamily housing units in 27 states and the District of Columbia. The tax-exempt first mortgage revenue bonds have a weighted average interest rate of 6.7%, a weighted average maturity of 35 years, and a weighted average pre-payment lockout of 12 years.

Subsequent to the end of the first quarter, CharterMac has acquired or made forward commitments for an additional $11.9 million of revenue bonds, bringing the Company’s year-to-date total to $121.9 million.

Fund Management

For the three months ended March 31, 2005, CharterMac’s subsidiary, Related Capital Company (“RCC”), raised tax credit equity of approximately $15.2 million and made equity investments in tax credit properties totaling $161.8 million. Subsequent to the end of the first quarter, RCC has raised an additional $123.5 million of tax credit equity, bringing the Company’s year-to-date total to $138.7 million, and has made equity investments in tax credit properties totaling $36.5 million, bringing the Company’s year-to-date total to $198.3 million.

Also subsequent to the end of the first quarter, the Company completed its first guaranteed fund of the year, a transaction to guarantee low-income housing tax credit benefits to an investor in Related Capital Credit Enhanced Partners LP - Series B (“RCCEP”). IXIS Financial Products Inc. (“IXIS”), a highly rated financial institution, provided credit intermediation to RCCEP in order to provide to the investor a minimum internal rate of return. Charter Mac Corporation (“CM Corp.”), CharterMac’s wholly owned subsidiary, agreed to back-up IXIS’ obligation, and CM Corp. and IXIS will each be paid a credit intermediation fee by RCCEP.

Mortgage Banking

As noted earlier, during the first quarter, CharterMac, through a subsidiary, completed the previously announced acquisition of Capri Capital Finance (“Capri”). The completion of the acquisition marked the formal integration of Capri’s mortgage banking business into CharterMac’s subsidiary, CharterMac Mortgage Capital, formerly PW Funding Inc.

In addition to culminating the strategic alliance and working towards a seamless integration of CharterMac Mortgage Capital and Capri’s respective businesses, the companies originated a total of approximately $123.5 million of loans during the three months ended March 31, 2005. As of March 31, 2005, CharterMac Mortgage Capital serviced a loan portfolio of approximately $9.3 billion, distinguishing the Company as managing one of the largest multifamily agency loan servicing portfolios, based upon principal outstanding.

Subsequent to the end of the first quarter, CharterMac Mortgage Capital has originated approximately $151.0 million of additional loans, bringing the Company’s year-to-date volume to approximately $274.5 million.

Management Conference Call

Management will conduct a conference call today at 11:00 a.m. Eastern Time to review the Company’s first quarter financial results for the period ended March 31, 2005. Callers will be invited to ask questions. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 776-0816. For interested individuals unable to join the conference call, a replay of the call will be available through Saturday, May 14, 2005, at (888) 203-1112 (Passcode 2452035) or on our website, www.chartermac.com, through Tuesday, May 24, 2005.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which will be available in the Investor Relations section of the CharterMac website at www.chartermac.com.

About the Company

CharterMac, through its subsidiaries, is one of the nation’s leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac’s website at www.chartermac.com or contact the Shareholder Services Department directly at 800-831-4826.

CHARTERMAC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In thousands, except per share amounts)

	March 31, 2005 (Unaudited)	December 31, 2004
Revenue bonds - at fair value	$2,198,573	$2,100,720

Net addition to assets from consolidation of VIEs	$2,894,127	$2,805,407

Total assets	$5,996,377	$5,760,097

Liabilities:
Financing arrangements	$1,203,506	$1,068,428

Preferred shares of subsidiary (subject to mandatory repurchase)	$273,500	$273,500

Notes payable	$203,146	$174,454

Liabilities of consolidated VIEs	$1,318,903	$1,307,093

Total liabilities	$3,159,935	$2,983,168

Minority interests in subsidiaries	$264,449	$271,419

Preferred shares of subsidiary (not subject to mandatory repurchase)	$104,000	$104,000

Partners’ interests in consolidated VIEs	$1,576,088	$1,501,519

Total shareholders’ equity	$891,905	$899,991

	Three Months Ended March 31,
	2005			2004
	As Reported	Adjustments(1)	As Adjusted(1)
Total revenues	$58,457	$2,841	$61,298	$46,313

Interest expense	(15,536)	—	(15,536)	(14,697)
Depreciation and amortization	(7,696)	—	(7,696)	(6,893)
General and administrative	(26,244)	—	(26,244)	(20,231)
Expenses and equity losses of consolidated VIEs	(68,122)	68,122	—	—
Equity in earnings of investments	524	—	524	555
Gain on sale of loans and repayment of revenue bonds	1,695	—	1,695	2,005

Income (loss) before allocations and income taxes	(56,922)	70,963	14,041	7,052

Income allocated to preferred shareholders, SCUs, and minority interests	(7,621)	—	(7,621)	(3,023)

Loss allocated to partners of consolidated VIEs	70,963	(70,963)	—	—

Income before income taxes	6,420	—	6,420	4,029
Income tax benefit	8,365	—	8,365	2,389

Net income	$14,785	$—	$14,785	$6,418

Net income per share:
Basic	$0.26	$—	$0.26	$0.12

Diluted	$0.25	$—	$0.25	$0.12

Weighted average shares outstanding:
Basic	57,821	—	57,821	51,591

Diluted	58,236	—	58,236	51,839

Reconciliation of Net Income to Cash Available for Distribution (“CAD”)(2)

(In thousands)

	Three Months Ended March 31,
	2005	2004
Net Income	$14,785	$6,418
Revenues – amortization	711	594
Fees deferred for GAAP	4,296	592
Straight line yield	(1,068)	(538)
Depreciation and amortization expense	7,698	6,892
Gain on sale of loans	(1,637)	(1,772)
Tax adjustment	(8,365)	(2,389)
Compensation cost – stock-based compensation	1,958	3,784
Difference between SCU distributions and income allocated to SCU holders	(2,575)	(4,831)
Other, net	334	3,739

CAD	$16,137	$12,489

(1)	As previously reported, CharterMac adopted FASB Interpretation 46(R), effective March 31, 2004. As such, earnings results for the three months ended March 31, 2005, include the results of Variable Interest Entities (“VIEs”) consolidated pursuant to the accounting change. As CharterMac has no equity interest in these VIEs, the net losses generated by the VIEs were allocated to their investors. The consolidation, therefore, has no impact on net income, although certain CharterMac revenues are eliminated in consolidation and revenues and expenses of the VIEs are reflected in the income statement. The reported revenue and expense totals may not be comparable to those of 2004 since the VIEs are only included in the income statement beginning April 1, 2004. The adjusted figures presented are not in accordance with generally accepted accounting principles (“GAAP”) but are presented for the purpose of comparability.
(2)	CharterMac believes that Cash Available for Distribution (“CAD”) is helpful to investors in measuring the performance of our Company. CAD represents net income (computed in accordance with GAAP), adjusted for:

•	Cash fees and other revenues received but deferred in accordance with GAAP. Fees recognized for CAD but deferred for GAAP purposes are generally earned over a period of time in connection with certain of our product lines, such as fund sponsorship, credit enhancement, and yield guarantees.
•	The effect of straight line revenue recognition of interest income on revenue bonds with fixed changes in interest rates.
•	Depreciation and amortization.
•	Non-cash gains recognized on sale of mortgage loans when servicing rights are retained.
•	Losses on sales of loans or repayment of revenue bonds.
•	Impairment losses.
•	The portion of tax benefit or provision that is not expected to be realized in cash.
•	Non-cash compensation expenses.
•	The difference between earnings allocated to SCUs in accordance with GAAP and distributions to SCU holders.

There is no generally accepted methodology for computing CAD, and the Company’s computation of CAD may not be comparable to CAD reported by other companies. CAD does not represent net cash provided by operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance, as an alternative to net cash provided from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indication of our ability to make cash distributions.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac’s Annual Report on Form 10-K for the period ended December 31, 2004, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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